Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO
Peapack-Gladstone Financial Corporation
T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION
REPORTS ANOTHER SOLID QUARTER

Bedminster, N.J. – October 22, 2014 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation” or the “Company”) recorded net income of $10.68 million and diluted earnings per share of $0.90 for the nine months ended September 30, 2014. This compared to $6.87 million and $0.76, respectively for the same nine month period last year.

For the quarter ended September 30, 2014, the Corporation recorded net income of $3.86 million and diluted earnings per share of $0.32. This compared to $1.96 million and $0.22, respectively, for the same quarter last year.

The following table summarizes earnings for the quarters ended:

	Sept	June	Sept
	2014	2014	2013
(Dollars in millions, except EPS)	(1)	(1)(2)	(3)
Pretax income	$6.26	$6.32	$3.24
Net income	$3.86	$3.78	$1.96
Diluted EPS	$0.32	$0.32	$0.22
Return on average assets	0.63%	0.67%	0.45%
Return on average equity	8.35%	8.44%	6.28%
Efficiency ratio	66.60%	67.43%	78.84%
Total revenue	$22.10	$22.40	$18.16

(1)	The September 2014 and June 2014 quarterly earnings per share calculations include all of the 2.47 million shares issued in the December 12, 2013 capital raise.
(2)	The June 2014 quarter included a $176 thousand gain on sale of residential first mortgage loans sold, as a component of balance sheet management.

(3)	The September 2013 quarter included $933 thousand of compensation expense accruals related to the retirement of two senior officers.

Doug Kennedy, President and CEO, said, “We continue to focus on executing our Strategic Plan – “Expanding Our Reach.” This Plan focuses on the client experience and aggressively building and maintaining our private banking platform. Our growth and overall results reflect our continued success.”

Q3 2014 highlights follow:

•	As reflected in the table above, earnings and performance ratios for the September 2014 quarter reflected improvement when compared to the same quarter last year. The June 2014 quarter includes the $176 thousand gain on sale of residential first mortgage loans sold ($105 thousand after tax or a penny per share).
•	Total loan balances at September 30, 2014 exceeded $2 billion and reached another record level for the Company at $2.04 billion. This level reflected growth when compared to $1.57 billion at December 31, 2013, and $1.40 billion one year ago at September 30, 2013. Year over year loan growth was 46 percent.
•	During the September 2014 quarter, Commercial & Industrial (C&I) loan originations totaled $74 million - a record quarter for the Company.
•	During the period June through September 2014, three new seasoned commercial bankers joined the Company.
•	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) grew to a record $1.93 billion at September 30, 2014, from $1.63 billion at December 31, 2013 and $1.57 billion at September 30, 2013. Year over year customer deposit growth totaled 23 percent.

•	The Company’s net interest income for the September 2014 quarter reached another quarterly record level at $17.05 million. This level reflected improvement when compared to $16.92 million for the June 2014 quarter, and when compared to $13.37 million for the same quarter last year.
•	At September 30, 2014, the market value of assets under administration at the Private Wealth Management Division of Peapack-Gladstone Bank (“The Bank”) was $2.86 billion, also another record for the Company.
•	Fee income from the Private Wealth Management Division totaled $3.66 million for the September 2014 quarter growing from $3.30 million for the same quarter last year. The June 2014 quarter totaled $4.01 million as fee income for the second quarter of each calendar year is benefitted by tax return preparation fee income.
•	Asset quality metrics continue to be strong at September 30, 2014. Nonperforming assets at September 30, 2014 were just $9.7 million or 0.39 percent of total assets. The metrics improved in early October when a $1.5 million commercial loan on nonaccrual at September 30, 2014 paid off in full on October 8, 2014.
•	The book value per share at September 30, 2014 of $15.80 reflected improvement when compared to $14.79 at December 31, 2013 and $14.12 at September 30, 2013. Year-over-year growth in book value per share totaled 12 percent.

Net Interest Income / Net Interest Margin

Net interest income was $17.05 million for the third quarter of 2014, compared to $16.92 million for the June 2014 quarter and $13.37 million for the same quarter last year, reflecting growth of $3.68 million or 27 percent when compared to the prior year period. Net interest income for the third quarter of 2014 benefitted from significant loan growth during the first nine months of 2014 as well as the last quarter of 2013, principally multifamily and commercial mortgages.

While net interest income for the third quarter of 2014 improved compared to these prior periods, the net interest margin, on a fully tax-equivalent basis, was 2.89 percent for the September 2014 quarter compared to 3.14 percent for the June 2014 quarter and 3.28 percent for the September 2013 quarter. The bulk of the decline in margin for the September 2014 quarter was due to the maintenance of much larger average interest earning deposit/cash balances - $197.7 million average for the September 2014 quarter, compared to $51.2 million for the June 2014 quarter and $35.2 million for the September 2013 quarter. Mr. Kennedy said, “Given our rapid growth, we have decided to maintain greater liquidity on our balance sheet.”

In general, in addition to the maintenance of larger interest bearing deposit/cash balances noted above, net interest margin also continues to be affected by the continued effect of low market yields, as well as competitive pressures in attracting new loans and deposits.

Loan Originations / Loans

Total loan originations were $772 million for the nine months ended September 30, 2014. At September 30, 2014, loans totaled $2.04 billion as compared to $1.40 billion one year ago at September 30, 2013, representing an increase of $644 million or 46 percent. The multifamily and commercial mortgage loan portfolio grew $580 million or 85 percent when comparing the September 2014 balance to the September 2013 balance. The increase was attributable to the addition of seasoned banking professionals over the course of 2013; a more concerted focus on the client service aspect of the lending process; more of a focus on New Jersey markets; and a focus on New York City multifamily markets beginning in mid-2013. The increase was also due to demand from borrowers looking to refinance multifamily and other commercial mortgages held by other institutions.

Mr. Kennedy said, “As we have noted previously, our analysis showed that multifamily lending could be grown quickly, had strong credit metrics and that this type of lending provided solid risk-adjusted returns. Originations of this asset class has been a major focus as we build our C&I (Commercial & Industrial) lending capabilities, as part of our Strategic Plan launched in March 2013. Going forward, multifamily lending will remain a focus of the Company, but with the C&I lending program becoming more seasoned, including the addition of three seasoned C&I bankers since June 2014, we anticipate that C&I loan production will continue to improve as we move forward.”

The Company closed $105 million of C&I loans in 2013, and an additional $153 million for the nine months ended September 30, 2014. At September 30, 2014, C & I loans totaled $226 million, more than double the $111 million one year ago at September 30, 2013.

Deposits / Funding / Balance Sheet Management

Loan growth of $166 million and investment security growth of $43 million in the September 2014 quarter was funded by a reduction of $96 million in interest earning deposit/cash balances, as well as growth of $101 million in customer deposits. Also, Capital growth of $5.7 million for the September 2014 quarter provided additional funding.

Brokered interest-bearing demand deposits continue to be maintained as an additional source of liquidity. At a cost of less than a 25 basis points, such deposits are a more cost effective alternative than overnight wholesale borrowings, and do not require pledging of collateral. These deposits have been maintained at $138 million thus far throughout 2014 and, as a part of its liquidity management, the Company may maintain higher levels in future periods. The Company does ensure ample available collateralized liquidity as a backup to these short term brokered deposits.

Brokered certificates of deposit have also been utilized throughout 2014. The majority of these deposits have been longer term and have generally been transacted as a part of the Company’s interest rate risk management. These certificates of deposit are also a more cost effective alternative than medium/longer term wholesale borrowings, and also do not require pledging of collateral.

Mr. Kennedy noted that, “The June 2014 quarter included sales of $67 million of longer duration, lower coupon residential first mortgage loans, as well as $61 million of multifamily loan participations, as part of the Company’s overall balance sheet management strategy. These transactions contributed to the Company’s increased interest earning deposits/cash held as of the beginning of the September 2014 quarter.” Mr. Kennedy went on to say, “The Company will continue to place intense focus on providing high touch client service and growing its core deposit base. Its full array of treasury management products will help support both core deposit growth and commercial lending opportunities. Private bankers, commercial bankers, relationship bankers and the treasury management team have robust pipelines of client deposits.”

Wealth Management Business

In the September 2014 quarter, Peapack-Gladstone Bank’s Wealth Management business generated $3.66 million in fee income compared to $3.30 million for the September 2013 quarter. The market value of the assets under administration (AUA) of the wealth management division was $2.86 billion at September 30, 2014, up from $2.58 billion at September 30, 2013. The growth in fee income and AUA was due to a combination of new business and market value improvement.

John P. Babcock, President of Private Wealth Management, noted, “Incorporating wealth into every conversation we have with all of our Company’s clients, across all business lines, is integral to our strategy. As noted last quarter, over the course of 2014, three seasoned wealth advisors joined the Company from larger wealth management companies, and a seasoned two person team – a Portfolio Manager and a Trust Officer - from a larger wealth management company joined our Princeton Private Banking Team. These individuals complemented our existing high-caliber team. We will continue to build-out and grow our Wealth Management team, and expand the products, service, and advice we deliver to our clients.”

Other Noninterest Income

The September 2014 quarter included $87 thousand of income from the sale of newly originated residential mortgage loans, down from $277 thousand in the same 2013 quarter. As noted in prior quarters, the rise in mortgage rates caused a decrease in residential mortgage loan originations and resultant mortgage banking income. Mr. Kennedy noted, “Reduced levels of mortgage banking income was expected and planned for, and reduced levels of mortgage banking income are expected to be ongoing. Fortunately, mortgage banking income is not a significant portion of our revenue.”

Securities gains were $39 thousand for the September 2014 quarter compared to $188 thousand for the September 2013 quarter. Sales of securities have been generally employed to benefit interest rate risk, prepayment risk, and/or liquidity risk. Given the short duration of the securities portfolio, sales have been employed much less often in recent periods.

Other income of $1.27 million for the September 2014 quarter was $250 thousand higher than the September 2013 quarter. Several categories reflected slight improvement in the quarter including, increased income associated with a new set of checking products put in place during the summer months.

Operating Expenses

The Company’s total operating expenses were $14.69 million for the quarter ended September 30, 2014 compared to $14.17 million in the same 2013 quarter, reflecting a net increase of $528 thousand.

Salary and benefits expense increased due to strategic hiring in line with the Company’s Strategic Plan, including private bankers, relationship bankers, commercial bankers, wealth advisors, risk management professionals and various support staff, including support staff associated with the commercial lending process. Additionally, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth, contributed to the increase. The September 2013 quarter included approximately $933 thousand of compensation expense accruals related to the retirement of two senior officers.

Also, when comparing the September 2014 expense levels to those in September 2013, the September 2014 quarter included increased occupancy costs associated with the new Princeton and Teaneck Private Banking offices.

Mr. Kennedy noted, “Expense increases that were contemplated with our strategy, Expanding Our Reach, are tracking consistent with projections. We expect that the trend of higher operating expenses will continue as we close out 2014 and go into 2015, as we bring on high caliber revenue producers, and continue to invest in our infrastructure in line with our Strategic Plan. Further, we generally expect revenue and profitability related to new personnel to lag those expenses by several quarters. It is important to note, however, that we have seen an improvement in quarterly revenue since we launched our Plan, particularly in the recent quarters, as our Plan began to gain momentum. This revenue growth, which has outpaced expense growth considerably, has caused our Efficiency Ratio to decline to just below 67 percent for the current quarter.”

Provision for Loan Losses / Asset Quality

For the quarter ended September 2014, the Company’s provision for loan losses was $1.15 million, the same as the June 2014 provision, and up $400 thousand when compared to the $750 thousand provision for the September 2013 quarter. Charge-offs, net of recoveries, for the September 2014 quarter were only $55 thousand.

At September 30, 2014 the allowance for loan losses was 208 percent of nonperforming loans and 0.90 percent of total loans.

The Company’s provision for loan losses and net increase in its allowance for loan losses continue to track well with the Company’s net loan growth.

Nonperforming assets totaled $9.7 million or 0.39 percent of total assets at September 30, 2014. Mr. Kennedy noted “Those metrics improved in early October when a $1.5 million commercial loan on nonaccrual at September 30, 2014 paid off in full on October 8, 2014.”

Capital / Dividends

Capital in the September 2014 quarter was benefitted by net income and by just over $2 million of voluntary share purchases in the Dividend Reinvestment Plan.

During the September 2014 quarter, the Company continued to employ the capital raised in December 2013 by continuing to grow loans. At September 30, 2014, the Company’s leverage ratio, tier 1 and total risk based capital ratios were 7.57 percent, 12.16 percent and 13.36 percent, respectively. The Company’s ratios are all above the levels required to be considered well capitalized under regulatory guidelines applicable to banks.

As previously announced, on October 15, 2014 the Board of Directors declared a regular cash dividend of $0.05 per share payable on November 14, 2014 to shareholders of record on October 30, 2014.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $2.51 billion as of September 30, 2014. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	inability to manage our growth;
•	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyber attacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on form 10-K for the year ended December 31, 2013. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2014	2014	2014	2013	2013
ASSETS
Cash and due from banks	$6,596	$5,757	$6,373	$6,534	$5,886
Federal funds sold	101	101	101	101	101
Interest-earning deposits	114,124	209,768	95,059	28,512	33,528
Total cash and cash equivalents	120,821	215,626	101,533	35,147	39,515

Securities available for sale	269,550	225,270	248,070	268,447	273,952
FHLB and FRB Stock, at cost	9,121	9,946	12,765	10,032	7,707

Loans held for sale, at fair value	351	2,650	1,769	2,001	724
Loans held for sale, at lower of cost
or fair value	—	—	51,184	—	—

Residential mortgage	470,030	469,648	481,850	532,911	527,927
Commercial mortgage	1,260,561	1,166,747	1,063,470	831,997	680,762
Commercial loans	225,814	158,103	143,389	131,795	110,843
Construction loans	6,025	6,033	6,075	5,893	8,390
Consumer loans	27,597	23,414	20,945	21,852	19,932
Home equity lines of credit	48,200	48,740	45,820	47,905	47,020
Other loans	2,560	2,255	1,851	1,848	2,075
Total loans	2,040,787	1,874,940	1,763,400	1,574,201	1,396,949
Less: Allowances for loan losses	18,299	17,204	16,587	15,373	14,056
Net loans	2,022,488	1,857,736	1,746,813	1,558,828	1,382,893

Premises and equipment	30,825	31,095	31,087	28,990	29,022
Other real estate owned	949	1,036	2,062	1,941	2,759
Accrued interest receivable	5,126	4,858	4,788	4,086	4,017
Bank owned life insurance	32,448	32,258	32,065	31,882	31,691
Deferred tax assets, net	11,661	9,433	9,366	9,762	7,951
Other assets	11,181	11,063	9,983	15,832	17,473
TOTAL ASSETS	$2,514,521	$2,400,971	$2,251,485	$1,966,948	$1,797,704

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$383,268	$410,609	$350,987	$356,119	$345,736
Interest-bearing demand deposits	558,537	474,945	407,127	378,340	338,626
Savings	111,897	116,172	119,750	115,785	115,571
Money market accounts	713,383	673,375	660,691	630,173	611,498
Certificates of deposit – Retail	165,834	157,067	151,730	151,833	156,132
Subtotal “customer” deposits	1,932,919	1,832,168	1,690,285	1,632,250	1,567,563
IB Demand – Brokered	138,000	138,000	138,011	10,000	—
Certificates of deposit – Brokered	132,500	145,000	65,000	5,000	5,000
Total deposits	2,203,419	2,115,168	1,893,296	1,647,250	1,572,563

Overnight borrowings	—	—	79,400	54,900	30,361
Federal home loan bank advances	83,692	83,692	83,692	74,692	47,692
Capital lease obligation	9,734	9,836	9,917	8,754	8,809
Other liabilities	12,646	9,942	9,308	10,695	11,861
Due to brokers, securities settlements	16,960	—	—	—	—
TOTAL LIABILITIES	2,326,451	2,218,638	2,075,613	1,796,291	1,671,286
Shareholders’ equity	188,070	182,333	175,872	170,657	126,418
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$2,514,521	$2,400,971	$2,251,485	$1,966,948	$1,797,704

Assets under administration at
Peapack-Gladstone Bank’s
Wealth Management Division
(market value, not included
above)	$2,857,727	$2,843,310	$2,745,955	$2,690,601	$2,581,813

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2014	2014	2014	2013	2013
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	8,790	6,536	7,473	6,630	6,891
Other real estate owned	949	1,036	2,062	1,941	2,759
Total nonperforming assets (A)	$9,739	$7,572	$9,535	$8,571	$9,650

Nonperforming loans to
total loans (A)	0.43%	0.35%	0.42%	0.42%	0.49%
Nonperforming assets to
total assets (A)	0.39%	0.32%	0.42%	0.44%	0.54%

Accruing TDR’s (B)	$13,045	$12,730	$12,340	$11,114	$6,133

Loans past due 30 through 89
days and still accruing	$2,278	$1,536	$5,027	$2,953	$2,039

Classified loans (A)	$34,752	$34,929	$35,075	$33,828	$32,430

Impaired loans (A)	$21,834	$19,813	$19,814	$17,744	$16,794

Allowance for loan losses:
Beginning of period	$17,204	$16,587	$15,373	$14,056	$13,438
Provision for loan losses	1,150	1,150	1,325	1,325	750
Charge-offs, net	(55)	(533)	(111)	(8)	(132)
End of period	18,299	17,204	16,587	15,373	14,056

ALLL to nonperforming loans	208.18%	263.22%	221.96%	231.87%	203.98%
ALLL to total loans	0.90%	0.92%	0.94%	0.98%	1.01%

Capital Adequacy
Tier 1 leverage	7.57%	8.01%	8.48%	9.00%	7.20%

Tier I capital to risk weighted assets	12.16%	13.05%	13.09%	14.07%	11.30%

Tier I & II capital to
risk-weighted assets	13.36%	14.30%	14.34%	15.33%	12.55%

Common equity to total assets	7.48%	7.59%	7.81%	8.68%	7.03%
(End of period)

Book value per share (C) (D)	$15.80	$15.48	$15.08	$14.79	$14.12

(A)	September 30, 2014 amount includes a $1.5 million commercial nonaccrual loan that was paid in full on October 8, 2014.
(B)	Does not include $2.4 million at September 30, 2014, $2.5 million at June 30, 2014, $3.0 million at March 31, 2014, $2.9 million at December 31, 2013, and $3.3 million at September 30, 2013 of TDR’s included in nonaccrual loans.
(C)	Shares included in the book value per share calculation are shares outstanding at period end less the restricted shares that have not yet vested.
(D)	Tangible book value per share was $15.75 at September 30, 2014, $15.43 at June 30, 2014, $15.03 at March 31, 2014, $14.75 at December 31, 2013, and $14.02 at September 30, 2013. Tangible book value per share is different than book value per share because it excludes intangible assets. See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2014	2014	2014	2013	2013

Residential loans retained	$20,540	$17,245	$11,653	$20,135	$31,517
Residential loans sold	5,561	7,344	7,011	11,743	13,516
Total residential loans	26,101	24,589	18,664	31,878	45,033

CRE	3,208	20,175	15,841	11,972	20,357
Multifamily	105,584	149,937	225,143	152,456	143,727
Commercial loans (includes
Community banking)	74,029	62,668	15,957	39,534	40,654
Total commercial loans	182,821	232,780	256,941	203,962	204,738

Installment loans	9,410	5,184	1,877	3,081	2,489

Home equity lines of credit	2,550	6,709	4,668	3,746	3,982

Total loan originations	$220,882	$269,262	$282,150	$242,667	$256,242

	For the Nine Months Ended
	Sept 30,	Sept 30,
	2014	2013
Residential loans retained	$49,438	$100,299
Residential loans sold	19,916	65,569
Total residential loans	69,354	165,868

CRE	39,224	46,927
Multifamily	480,664	242,252
Commercial loans (includes
Community banking)	152,654	65,400
Total commercial loans	672,542	354,579

Installment loans	16,471	4,915

Home equity lines of credit	13,927	11,053

Total loan originations	$772,294	$536,415

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2014	2014	2014	2013	2013
Income Statement Data:
Interest income	$19,210	$18,630	$16,949	$15,738	$14,423
Interest expense	2,162	1,707	1,378	1,210	1,050
Net interest income	17,048	16,923	15,571	14,528	13,373
Provision for loan losses	1,150	1,150	1,325	1,325	750
Net interest income after
provision for loan losses	15,898	15,773	14,246	13,203	12,623
Wealth management fee income	3,661	4,005	3,754	3,547	3,295
Gain on loans held for sale at fair
value (Mortgage banking)	87	112	112	171	277
(Loss)/Gain on loans held for sale at
lower of cost or fair value	(7)	176	—	—	—
Other income	1,272	1,101	1,031	1,130	1,022
Securities gains, net	39	79	98	125	188
Total other income	5,052	5,473	4,995	4,973	4,782
Salaries and employee benefits	9,116	9,089	8,848	8,308	8,927
Premises and equipment	2,564	2,334	2,438	2,947	2,325
FDIC insurance expense	350	303	275	286	275
Other expenses	2,663	3,204	2,778	3,105	2,638
Total operating expenses	14,693	14,930	14,339	14,646	14,165
Income before income taxes	6,257	6,316	4,902	3,530	3,240
Income tax expense	2,393	2,533	1,871	1,135	1,276
Net income	$3,864	$3,783	$3,031	$2,395	$1,964

Total revenue	$22,100	$22,396	$20,566	$19,501	$18,155

Per Common Share Data:

Earnings per share (basic)	$0.33	$0.32	$0.26	$0.25	$0.22
Earnings per share (diluted)	0.32	0.32	0.26	0.25	0.22

Weighted average number of
Common shares outstanding:
Basic	11,841,777	11,720,329	11,606,933	9,638,913	8,950,931
Diluted	11,956,356	11,845,148	11,710,940	9,746,550	9,013,419

Performance Ratios:

Return on average assets
annualized	0.63%	0.67%	0.59%	0.51%	0.45%
Return on average common
equity annualized	8.35%	8.44%	7.01%	7.42%	6.28%

Net interest margin
(Taxable equivalent basis)	2.89%	3.14%	3.18%	3.26%	3.28%

Efficiency ratio (A)	66.58%	67.43%	70.06%	75.59%	78.84%

Operating expenses / average
assets annualized	2.39%	2.65%	2.78%	3.10%	3.26%

(A)	Calculated as (total operating expenses) as a percentage of (net interest income plus noninterest income less gain on securities). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the
	Nine Months Ended
	Sept 30,
Income Statement Data:	2014	2013
Interest income	$54,789	$41,315
Interest expense	5,247	3,067
Net interest income	49,542	38,248
Provision for loan losses	3,625	2,100
Net interest income after
provision for loan losses	45,917	36,148
Wealth management fee income	11,420	10,291
Gain on loans held for sale at fair value
(Mortgage banking)	310	1,138
Gain on loans held for sale at lower of
cost or fair value	169	522
Other income	3,405	2,956
Securities gains, net	216	715
Total other income	15,520	15,622
Salaries and employee benefits	27,053	23,941
Premises and equipment	7,336	6,967
FDIC insurance expense	928	835
Other expenses	8,645	8,794
Total operating expenses	43,962	40,537
Income before income taxes	17,475	11,233
Income tax expense	6,797	4,367
Net income	$10,678	$6,866

Total revenue (See footnote (A) below)	$65,062	$53,870

Per Common Share Data:

Earnings per share (basic)	$0.91	$0.77
Earnings per share (diluted)	0.90	0.76

Weighted average number of
Common Shares outstanding
Basic	11,723,873	8,910,514
Diluted	11,833,507	8,976,905

Performance Ratios:

Return on average assets annualized	0.63%	0.55%
Return on average common equity annualized	7.95%	7.35%

Net interest margin (Taxable equivalent basis)	3.06%	3.26%

Efficiency ratio (B)	67.97%	76.26%

Operating expenses / average assets annualized	2.60%	3.22%

(A)	Total revenue includes a $176 thousand gain (for 2014) and a $522 thousand gain (for 2013) from sale of loans held for sale at lower of cost or fair value. Excluding these gains, total revenue was $64,886 (for 2014) and $53,348 (for 2013).
(B)	Calculated as (total operating expenses) as a percentage of (net interest income plus noninterest income less gain on securities). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2014			September 30, 2013
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$192,207	$960	2.00%	$237,559	$1,141	1.92%
Tax-exempt (1) (2)	47,701	268	2.25	54,465	328	2.41
Loans held for sale	1,026	10	3.90	1,617	21	5.27
Loans (2) (3):
Mortgages	464,227	3,879	3.34	543,722	4,611	3.39
Commercial mortgages	1,231,798	11,790	3.83	595,073	6,453	4.34
Commercial	166,092	1,597	3.85	108,042	1,264	4.68
Commercial construction	6,029	65	4.31	8,173	105	5.14
Installment	24,965	249	3.99	19,672	216	4.39
Home equity	48,371	394	3.26	47,562	401	3.37
Other	563	13	9.24	598	15	10.03
Total loans	1,942,045	17,987	3.70	1,322,842	13,065	3.95
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	197,705	109	0.22	35,168	21	0.24
Total interest-earning assets	2,380,785	19,334	3.25%	1,651,752	14,576	3.53%
Noninterest-Earning Assets:
Cash and due from banks	6,262			5,962
Allowance for loan losses	(17,720)			(13,615)
Premises and equipment	30,985			28,984
Other assets	60,717			65,163
Total noninterest-earning assets	80,244			86,494
Total assets	$2,461,029			$1,738,246

LIABILITIES:
Interest-Bearing deposits:
Checking	$541,920	$232	0.17%	$349,392	$73	0.08%
Money markets	689,721	430	0.25	580,819	275	0.19
Savings	113,802	15	0.05	115,711	15	0.05
Certificates of deposit - retail	158,472	357	0.90	160,347	429	1.07
Subtotal interest-bearing deposits	1,503,915	1,034	0.28	1,206,269	792	0.26
Interest-bearing demand - brokered	138,000	84	0.24	—	—	—
Certificates of deposit - brokered	144,872	550	1.52	5,000	15	1.20
Total interest-bearing deposits	1,786,787	1,668	0.37	1,211,269	807	0.27
Borrowings	83,692	377	1.80	45,149	138	1.22
Capital lease obligation	9,770	117	4.79	8,828	105	4.76
Total interest-bearing liabilities	1,880,249	2,162	0.46	1,265,246	1,050	0.33
Noninterest –bearing liabilities
Demand deposits	383,423			337,684
Accrued expenses and
other liabilities	12,165			10,241
Total noninterest-bearing liabilities	395,588			347,925
Shareholders’ equity	185,192			125,075
Total liabilities and
shareholders’ equity	$2,461,029			$1,738,246
Net interest income		$17,172			$13,526
Net interest spread			2.79%			3.20%
Net interest margin (4)			2.89%			3.28%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2014			June 30, 2014
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$192,207	$960	2.00%	$189,254	$977	2.06%
Tax-exempt (1) (2)	47,701	268	2.25	57,847	312	2.16
Loans held for sale	1,026	10	3.90	1,026	15	5.89
Loans (2) (3):
Mortgages	464,227	3,879	3.34	496,232	4,203	3.39
Commercial mortgages	1,231,798	11,790	3.83	1,155,360	11,108	3.85
Commercial	166,092	1,597	3.85	143,988	1,443	4.01
Commercial construction	6,029	65	4.31	6,065	65	4.29
Installment	24,965	249	3.99	22,154	233	4.21
Home equity	48,371	394	3.26	47,489	382	3.22
Other	563	13	9.24	558	13	9.32
Total loans	1,942,045	17,987	3.70	1,871,846	17,447	3.73
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	197,705	109	0.22	51,177	21	0.17
Total interest-earning assets	2,380,785	19,334	3.25%	2,171,251	18,772	3.46%
Noninterest-Earning Assets:
Cash and due from banks	6,262			6,990
Allowance for loan losses	(17,720)			(17,310)
Premises and equipment	30,985			31,161
Other assets	60,717			58,926
Total noninterest-earning assets	80,244			79,767
Total assets	$2,461,029			$2,251,018

LIABILITIES:
Interest-Bearing deposits:
Checking	$541,920	$232	0.17%	431,656	$115	0.11%
Money markets	689,721	430	0.25	657,216	374	0.23
Savings	113,802	15	0.05	116,946	15	0.05
Certificates of deposit - retail	158,472	357	0.90	154,245	369	0.96
Subtotal interest-bearing deposits	1,503,915	1,034	0.28	1,360,063	873	0.26
Interest-bearing demand - brokered	138,000	84	0.24	138,000	70	0.20
Certificates of deposit - brokered	144,872	550	1.52	100,934	264	1.05
Total interest-bearing deposits	1,786,787	1,668	0.37	1,598,997	1,207	0.30
Borrowings	83,692	377	1.80	93,152	382	1.64
Capital lease obligation	9,770	117	4.79	9,867	118	4.78
Total interest-bearing liabilities	1,880,249	2,162	0.46	1,702,016	1,707	0.40
Noninterest –bearing liabilities
Demand deposits	383,423			360,096
Accrued expenses and
other liabilities	12,165			9,606
Total noninterest-bearing liabilities	395,588			369,702
Shareholders’ equity	185,192			179,300
Total liabilities and
shareholders’ equity	$2,461,029			$2,251,018
Net interest income		$17,172			$17,065
Net interest spread			2.79%			3.06%
Net interest margin (4)			2.89%			3.14%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

NINE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September, 30 2014			September 30, 2013
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$196,313	$2,998	2.04%	$235,677	$3,503	1.98%
Tax-exempt (1) (2)	55,209	917	2.21	51,582	974	2.52
Loans held for sale	1,124	35	4.17	6,950	268	5.14
Loans (2) (3):
Mortgages	497,692	12,635	3.38	533,697	14,065	3.51
Commercial mortgages	1,108,732	31,943	3.84	504,444	16,888	4.46
Commercial	147,666	4,442	4.01	107,095	3,752	4.67
Commercial construction	5,989	197	4.39	8,853	317	4.77
Installment	22,906	710	4.13	20,228	670	4.42
Home equity	47,569	1,149	3.22	47,447	1,153	3.24
Other	562	39	9.25	605	44	9.70
Total loans	1,831,116	51,115	3.72	1,222,369	36,889	4.02
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	94,120	142	0.20	68,211	135	0.26
Total interest-earning assets	2,177,983	55,207	3.38%	1,584,890	41,769	3.51%
Noninterest-Earning Assets:
Cash and due from banks	6,548			5,887
Allowance for loan losses	(17,012)			(13,406)
Premises and equipment	30,966			29,344
Other assets	60,216			70,674
Total noninterest-earning assets	80,718			92,499
Total assets	$2,258,701			$1,677,389

LIABILITIES:
Interest-Bearing deposits:
Checking	$458,811	$438	0.13%	$351,975	$225	0.09%
Money markets	666,986	1,137	0.23	561,713	729	0.17
Savings	115,746	45	0.05	113,486	44	0.05
Certificates of deposit - retail	154,091	1,081	0.94	166,235	1,385	1.11
Subtotal interest-bearing deposits	1,395,634	2,701	0.26	1,193,409	2,383	0.27
Interest-bearing demand - brokered	117,348	198	0.22	—	—	—
Certificates of deposit - brokered	86,986	845	1.30	5,000	45	1.20
Total interest-bearing deposits	1,599,968	3,744	0.31	1,198,409	2,428	0.27
Borrowings	97,359	1,149	1.57	23,226	322	1.85
Capital lease obligation	9,861	354	4.79	8,882	317	4.76
Total interest-bearing liabilities	1,707,188	5,247	0.41	1,230,517	3,067	0.33
Noninterest –bearing liabilities
Demand deposits	361,726			313,420
Accrued expenses and
other liabilities	10,597			8,887
Total noninterest-bearing liabilities	372,323			322,307
Shareholders’ equity	179,190			124,565
Total liabilities and
shareholders’ equity	$2,258,701			$1,677,389
Net interest income		$49,960			$38,702
Net interest spread			2.97%			3.18%
Net interest margin (4)			3.06%			3.26%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding less restricted shares not yet vested. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Tangible Book Value Per Share	2014	2014	2014	2013	2013
Shareholders’ equity	$188,070	$182,333	$175,872	$170,657	$126,418
Less: Intangible assets	563	563	563	563	563
Tangible equity	187,507	181,770	175,309	170,094	125,855

Period end shares outstanding	12,286,821	12,154,150	12,032,913	11,788,517	9,078,236
Less: Restricted shares not yet vested	382,252	376,134	368,608	253,540	103,156
Total outstanding shares	11,904,569	11,778,016	11,664,305	11,534,977	8,975,080
Tangible book value per share	15.75	15.43	15.03	14.75	14.02
Book value per share	15.80	15.48	15.08	14.79	14.12

Tangible Equity to Tangible Assets
Total Assets	2,514,521	2,400,971	2,251,485	1,966,948	1,797,704
Less: Intangible assets	563	563	563	563	563
Tangible assets	2,513,958	2,400,408	2,250,922	1,966,385	1,797,141

Tangible equity to tangible assets	7.46%	7.57%	7.79%	8.65%	7.00%
Equity to assets	7.48%	7.59%	7.81%	8.68%	7.03%

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Efficiency Ratio	2014	2014	2014	2013	2013

Net interest income	$17,048	$16,923	$15,571	$14,528	$13,373
Total other income	5,052	5,473	4,995	4,973	4,782
Less: (Loss)/gain on loans
Held for sale at lower of cost
Or fair value	(7)	176	—	—	—
Less: Securities gains, net	39	79	98	125	188
Total recurring revenue	22,068	22,141	20,468	19,376	17,967

Total operating expenses	14,693	14,930	14,339	14,646	14,165

Efficiency ratio	66.58%	67.43%	70.06%	75.59%	78.84%

	Nine Months Ended
	Sept 30,	Sept 30,
Efficiency Ratio	2014	2013

Net interest income	$49,542	$38,248
Total other income	15,520	15,622
Less: (Loss)/gain on loans
Held for sale at lower of cost
Or fair value	169	—
Less: Securities gains, net	216	715
Total recurring revenue	64,677	53,155

Total operating expenses	43,962	40,537

Efficiency ratio	67.97%	76.26%